Exhibit 2.7

Description of rights of each class of securities
registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Ordinary shares of Meten EdtechX Education Group Ltd. (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market, and in connection with this listing (but not for trading), its ordinary shares are registered under Section 12(b) of the Exchange Act. In addition, our warrants are quoted on the Nasdaq Capital Market under the ticker symbol “METXW.” This exhibit contains a description of the rights of the holders of ordinary shares and warrants.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Amended) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to our Registration Statement on Form 20FR12B (File No. 333-235859), initially filed with the Securities and Exchange Commission on March 31, 2020.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each ordinary share has a par value of US$0.0001 each. The number of ordinary shares that have been issued as of the last day of the financial year ended December 31, 2020 is provided on the cover of the annual report on Form 20-F filed in April 2021 (the “2020 Form 20-F”). Our ordinary shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The ordinary shares are not subject to any pre-emptive or similar rights under the Companies Act or pursuant to the Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Each ordinary share entitles the holder thereof to one vote on all matters subject to the vote at general meetings of our company, voting together as one class.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of ordinary shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

Our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our  Memorandum and Articles of Association provide that dividends may be declared and paid out of funds of our Company lawfully available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

Voting Rights

In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each ordinary share shall be entitled to one vote on all matters subject to the vote at our general meetings. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to our amended and restated memorandum and articles of association to be in effect.

Transfer of Ordinary Shares

The instrument of transfer of any ordinary share shall be in writing and in any usual or common form or in a form prescribed by Nasdaq or such other form approved by our board of directors and be executed by or on behalf of the transferor or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by electronic machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that our board of directors may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so.

Our board of directors may, in its absolute discretion, and without giving any reason therefore, decline to register any transfer of any ordinary share that has not been fully paid up, issued under any share incentive plan for employees upon which a restriction on transfer still subsists, or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is lodged at the registered office or such other place at which the our register of members is kept in accordance with the accompanied by any relevant share certificate(s) and/or such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)	if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuses to register a transfer, it shall, within three months after the date on which the instrument of transfer was lodged with us, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of Nasdaq, be suspended and our register of members closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may from time to time determine.

Liquidation

On the winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days in advance. The notice shall name a further day on or before which the payment required by the notice is to be made and where the payment is required to be made to.

If a call remains unpaid after it has become due and payable our board of directors may give to such shareholder a 14 clear days’ notice:

(a)	requiring payment of the unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b)	stating that if such notice is not complied with the shares on which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which such notice has been given any at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of our board of directors to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed by at least a two-thirds majority of the holders of the shares of that class. The necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the voting power of the issued shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the Companies Act or under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is modelled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favourable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Memorandum and Articles of Association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings or allow our shareholders to requisition a shareholders’ meeting. Our Memorandum and Articles of Association allow our shareholders to requisition shareholders’ meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our Memorandum and Articles of Association, directors may be removed by an ordinary resolution of shareholders save that, for so long SAIF IV Healthcare (BVI) Limited is a shareholder holding at least 10% of the issued shares of the Company, it shall have the exclusive right to appoint, remove and replace 1 director by written notice to the Company and such appointment, removal or replacement shall become effective forthwith upon delivery of such written notice to our company without the need for further authorisation from our board of directors or the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	divide the shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders, as the board of directors may determine;

●	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by the our Memorandum of Association; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the ordinary shares so cancelled.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

As of December 31, 2020, we had 12,705,000 warrants issued and outstanding.

Exercise Price and Exercise Price Adjustment

Each warrant is exercisable to purchase one ordinary share at an exercise price of $11.50 per share. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

Duration of Warrants

The warrants may be exercised any time and from time to time beginning on March 30, 2020 until the earlier of March 30, 2025 or the date on which we elect to redeem all of our warrants.

Exercise of Warrants

The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised.

Redemption

We may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of ordinary shares in the event the ordinary shares are not traded on any specific day) equals or exceeds $16.50 per share, subject to adjustment, for any 20 trading days within a 30 trading day period ending three business days before the redemption notice is sent to the warrant holders. We will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Registration of our Ordinary Shares

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares is available, and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder. If we during any period fail to have maintained an effective registration statement covering the our ordinary shares issuable upon exercise of the warrants, the warrant holders shall have the right to exercise such warrants on a “cashless basis.”

Tender Offer to Exercise Warrants

As of November 30, 2020, we had outstanding 12,705,000 warrants to purchase 12,705,000 ordinary shares. On December 7, 2020, we filed a tender offer statement on Schedule TO, as amended (File number: 005-91479) in relation to our offer to the holders of outstanding warrants to purchase 12,705,000 ordinary shares, each with an exercise price of $11.50 per share, the opportunity to exercise the warrants at a temporarily reduced price of $1.40 per ordinary share. The tender offer for warrants terminated on January 5, 2021. Upon completion of the offer to exercise, 4,423,062 warrants had been validly tendered for cash exercise. In addition, 2,629,812 warrants had been validly tendered for cashless exercise, resulting in the issuance of 1,364,512 ordinary shares. Accordingly, we issued an aggregate of 5,787,574 ordinary shares in this offer to exercise. Following the issuance of ordinary shares, we had 5,652,126 Warrants outstanding.

Effective January 6, 2021, we temporarily reduced the exercise price of all outstanding warrants to $2.50 per share, and has added a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire ordinary shares at an effective price per share that is lower than the then exercise price of the warrants, subject to customary exceptions (the “Temporary Reduction Period”). The Temporary Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) Monday, March 7, 2021. As of the filing date of the 2020 Form 20-F, the Temporary Reduction Period has not been terminated.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.